Exhibit 99.6

Transaction Fact Sheet AGREEMENT TO BE ACQUIRED BY DAI-ICHI LIFE FINANCIALLY COMPELLING FOR PROTECTIVE SHAREHOLDERS •• All-cash offer of $70 per share represents significant 34% premium over Protective’s unaffected closing price on 5/30/14 •• Delivers substantial, immediate cash value to Protective shareholders while creating opportunities for growth for both companies Founded 1902 Headquarters Tokyo Employees 67,000 Footprint 84 branch offices and 1,259 sales offices in Japan, Australia, India, Indonesia, Thailand and Vietnam Exchange/ Ticker TSE: 8750 STRATEGICALLY COMPELLING FOR BOTH COMPANIES •• Creates 13th-largest global insurer, with total assets of $424 billion •• Protective to become Dai-ichi’s platform for growth in U.S., where Dai-ichi does not currently have material operational presence»» Dai-ichi’s financial resources and global presence will position Protective positively for the future »» Protective’s unique acquisition capabilities and organic growth potential to fuel Dai-ichi’s U.S. growth •• Protective CEO John D. Johns and current management team will continue to lead Protective from Birmingham, Al. headquarters •• No significant changes to Protective’s strategy, day-to-day operations, distribution channels, or employee base anticipated Provides individual and group life insurance and investment/asset management products Among the top 20 life insurers in the world Track record of successful global acquisitions ¥6 trillion in consolidated ordinary revenue for FY2014 ¥100 billion in net income for FY2014 ¥133,345 billion of individual insurance in force TRANSACTION SUMMARY Terms »» Dai-ichi will acquire all outstanding shares of Protective for $70.00 per share in cash Transaction Value »» Total transaction value of approximately $5.7 billion Premium »» 34% premium over Protective’s unaffected closing price on 5/30/14 Closing Conditions »» Subject to Protective stockholders’ approval, regulatory approvals in Japan and the U.S., and other customary closing conditions »» 25-day market check period Timing »» Close expected end of 2014/early 2015 Protective Post Close »» John D. Johns and management team will remain in place »» Protective headquarters will remain in Birmingham, Al. Founded 1907 Headquarters Birmingham Employees 2,400 Footprint Active operations in all 50 states Exchange/ Ticker NYSE: PL Offers a diverse portfolio of personalized products and services to meet the unique life insurance, retirement income and asset protection needs of 6 million customers throughout the United States $4.0 billion in revenues $3.2 billion in statutory total adjusted capital Risk-based capital of 447% $773 billion of life insurance in force 1

Transaction Fact Sheet AGREEMENT TO BE ACQUIRED BY DAI-ICHI LIFE DAI-ICHI LIFE GLOBAL FOOTPRINT POST TRANSACTION Gan bó dài lâu. 2012 (19%) 2007 2009 (26%) 2014 2008 (24%) 2013 (40%) 2008 ADJUSTED NET INCOME BREAKDOWN BY COUNTRY(2) (FY3/2014 COMBINED BASIS) 020406080100120140FY3/2014FY3/2014FY3/2013FY3/2012FY3/20110% 5% 10% 15% 20% 25% 30% 35% 40% Indonesia 0.1% Thailand 0.6% Approx. 36%(1) Vietnam 0.7% India 0.0% 118.1 Australia 6.7% 77.9 Japan 64.1% U.S. 27.8% 32.4 20.3 19.1 Actual Combined Net Income Overseas Ratio (Adjusted Net Income Base) (1) Based on FY2013 combined actual financials of Dai-ichi and Protective excluding amortization of good will or other consolidation adjustments. Assumes 1USD=102JPY. (2) US is based on actual Protective’s net income for FY12/2012. Japan and other regions are based on actual net income for FY3/2014. Assumes 1USD=102JPY. 2